May 15, 2024 NeuroMetrix, Inc. 4b Gill Street Woburn, Massachusetts 01801 Ladies & Gentlemen: We have acted as counsel to NeuroMetrix, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of (i) 82,497 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable under the Company’s Employee Stock Purchase Plan (the “ESPP”) and the Company’s 2022 Equity Incentive Plan (the “Incentive Plan” and together with the ESPP, the “Plans”), and (ii) the associated rights to purchase Preferred Stock (the “Rights”) issuable pursuant to the Shareholder Rights Agreement, dated as of March 7, 2007, as amended, between the Company and Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company) as Rights Agent (the “Rights Agreement”), pursuant to the registration statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (such registration statement is herein referred to as the “Registration Statement”). Each Share has an attached Right to purchase a fraction of a share of Series A Junior Participating Cumulative Preferred Stock, par value $0.001 per share, which Rights are not currently exercisable, on the terms set forth in the Rights Agreement. We have reviewed the Registration Statement, the Rights Agreement and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have assumed further that the Rights Agent has duly authorized, executed and delivered the Rights Agreement. With respect to our opinion regarding the valid issuance of the Rights, we (i) express no opinion as to the determination that a court of competent jurisdiction may make regarding whether the Company’s Board of Directors would be required to redeem or terminate, or take other action with respect to the Rights at some future time based on the facts and circumstances existing at that time; (ii) have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (iii) have addressed the Rights and the Rights Agreement in

2 their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Agreement or the Rights issued thereunder would result in invalidating the Rights in their entirety. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible. Based on the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when duly issued and sold in accordance with the terms of the respective Plan, the Registration Statement and the related prospectuses, the Shares will be validly issued, fully paid and nonassessable and (ii) the Rights, when the Shares have been duly issued and delivered in accordance with the terms of the respective Plan, will be validly issued. We are members of the bar of the State of New York and the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the Delaware General Corporation Law. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act. Very truly yours, /s/ Covington & Burling LLP